Exhibit 10.28

Shareholders Agreement

regarding Nordic Bulk Holding Company Ltd., Bermuda

between and among

ST Shipping and Transport Pte. Ltd.

Bulk Fleet Bermuda Holding Company Limited

and

ASO 2020 Maritime, S.A.

Dated 10 January, 2013

Index:

1	Definitions	5
2	Structure and Initial Funding of the Company	14
3	Objectives, Business and Future Funding of the Company	14
4	Management of the Company	23
5	Reserved Policy Matters	24
6	Management of the Vessels and of the Company	26
7	Dividend Policy	27
8	Information, Accounts, and Audit	28
9	Non-Assignability	29
10	Not a Partnership and No Restrictions	29
11	Duration	29
12	Sale of Shares, Change of Control and Termination	30
13	Deadlock	33
14	Agreement to Override the Articles	36
15	Notices	36
16	Announcements and Circulars	37
17	Loss of Vessel	38
18	Consequential Loss	38
19	Entire Agreement	38
20	Disputes	38
21	Governing Law and Dispute Resolution	38
22	Counterparts	40

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SHAREHOLDERS AGREEMENT

This Shareholders Agreement (as amended, supplemented or otherwise modified from time to time, the "Agreement") is made on 10th January, 2013 by and between:

(1)	ST Shipping and Transport Pte. Ltd. of 1 Temasek Avenue, #34-01 Millenia Tower, Singapore 039192 ("STST");

(2)	Bulk Fleet Bermuda Holding Company Limited of Third Floor, Par La Ville Place, 14 Par La Ville Road, Hamilton, HM08, Bermuda ("BFB"); and

(3)	ASO 2020 Maritime S.A. of Aquilino de la Guardia Street No. 8, IGRA Building, P.O. Box 0823 – 02435 Panama, Republic of Panama ("ASO 2020"),

Each of STST, BFB and ASO 2020 may be referred to herein individually as a "Shareholder" or "Party" and jointly as the "Shareholders" or "Parties".

RECITALS

A.          STST, BFB and ASO 2020 each own thirty-three and one-third percent (33.33%) of the issued and outstanding shares of Nordic Bulk Holding Company Ltd., a company limited by shares that was duly formed and is validly existing pursuant to the laws of Bermuda (the "Company").

B.          As of the date of this Agreement, the Company owns one hundred percent (100%) of the issued and outstanding shares of Bulk Nordic Odyssey Ltd. ("BN Odyssey") and Bulk Nordic Orion Ltd. ("BN Orion");

C.          BN Odyssey is the registered owning company of M/V Nordic Odyssey, IMO 9529451, 75,603 dead weight tonnes, built 2010 (the "MV Odyssey");

D.          BN Orion is the registered owning company of M/V Nordic Orion, IMO 9529463, 75,603 dead weight tonnes, built 2011 (the "MV Orion");

E.          BN Odyssey and BN Orion are joint and several borrowers under a loan agreement entered into with DVB Bank SE dated July 25, 2012, in the principal amount of $40,000,000 ("Existing DVB Loan");

F.          The Company shall create two new wholly-owned subsidiaries, NewCo 1 ("NewCo 1") and NewCo 2 ("NewCo 2");

G.          NewCo 1 shall enter into the Contract for Construction and Sale of D.W. 75,800 M.T. Type Bulk Carrier Hull No. 10758 ("New-Build 1") dated 9 January 2013 with Sumitomo Corporation, as contractor, and Oshima Shipbuilding Co., Ltd., as builder, attached hereto in Appendix 1 ("Shipbuilding Contract 1"), pursuant to which NewCo 1 shall agree to purchase and take delivery of New-Build 1 from Sumitomo Corporation for USD 32,625,000;

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H.          NewCo 2 shall enter into the Contract for Construction and Sale of D.W. 75,800 M.T. Type Bulk Carrier Hull No. 10759 ("New-Build 2") dated 9 January 2013 with Sumitomo Corporation, as contractor, and Oshima Shipbuilding Co., Ltd., as builder, attached hereto in Appendix 2 ("Shipbuilding Contract 2"), pursuant to which NewCo 2 shall agree to purchase and take delivery of New-Build 2 from Sumitomo Corporation for USD 32,625,000;

I.          The Company shall enter into the Option Contract with Sumitomo Corporation, as contractor, and Oshima Shipbuilding Co., Ltd., as builder, attached hereto in Appendix 3 ("Option Agreement"), pursuant to which the Company or its designee shall have the option to purchase two (2) additional new-build vessels ("New-Build 3” and "New-Build 4") pursuant to shipbuilding contracts ("Shipbuilding Contract 3" and "Shipbuilding Contract 4") containing substantially the same terms and conditions as Shipbuilding Contract 1 and Shipbuilding Contract 2;

J.          If the Company chooses to exercise its option to purchase New-Build 3 and New-Build 4 pursuant to the terms and conditions of the Option Agreement, the Company shall create two new wholly-owned subsidiaries, NewCo 3 ("NewCo 3") and NewCo 4 ("NewCo 4") and designate NewCo 3 and NewCo 4 as the purchasers of New-Build 3 and New-Build 4 under Shipbuilding Contract 3 and Shipbuilding Contract 4, respectively; and

K.          Each of Glencore International plc and Bulk Partners (Bermuda) Ltd. shall jointly and severally guarantee the performance by NewCo 1, NewCo 2, NewCo 3 and NewCo 4 of all of their liabilities and responsibilities under Shipbuilding Contract 1, Shipbuilding Contract 2, Shipbuilding Contract 3 and Shipbuilding Contract 4, respectively, pursuant to guarantee letters in substantially similar form to those guarantee letters attached hereto as Appendix 4.

RECITALS

WHEREAS, the Parties wish to set forth in this Agreement the details of the purpose, business, capitalization, organization and management of the Company and its Subsidiaries.

AGREEMENT

NOW THEREFORE, in exchange for the mutual premises and consideration set forth herein, the sufficiency and receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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1	Definitions

1.1	Subject to Clause 1.2. herein, in this Agreement:

Additional Acceptance has the meaning given in clause 12.4.

Administrative Directors has the meaning given in clause 4.1.

Affiliate means, in relation to any person, any person which directly or indirectly controls, is controlled by, or is controlled by the same person as, such entity; in relation to individuals, an Affiliate shall also include the spouse and offsprings of that individual and any entities controlled directly or indirectly by such persons. For purposes of this Agreement, Glencore International AG ("Glencore"), Glencore International plc and Glencore Xstrata International plc are Affiliates of STST; NBC and Bulk Partners (Bermuda) Ltd. are Affiliates of BFB; and ASO Holdings, Cartesian and Cooper are Affiliates of ASO 2020.

Annual Budget means the annual budget of the Company and its Subsidiaries

ASO 2020 means ASO 2020 Maritime S.A. of Aquilino de la Guardia Street No. 8, IGRA Building, P.O. Box 0823 – 02435 Panama, Republic of Panama.

ASO Holdings means ASO Holdings S.A. of Aquilino de la Guardia Street No. 8, IGRA Building, P.O. Box 0823 – 02435 Panama, Republic of Panama.

BFB means Bulk Fleet Bermuda Holding Company Limited of Third Floor, Par La Ville Place, 14 Par La Ville Road, Hamilton, HM08, Bermuda.

BN Head Charterparty means each of the BN Odyssey Head Charterparty and the BN Orion Head Charterparty, and may be referred to jointly as the BN Head Charterparties.

BN Odyssey means Bulk Nordic Odyssey Ltd., whose registered office is at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda.

BN Odyssey Booking Commission means the booking commission payable by BN Odyssey to NBC referred to in clause 3.4.

BN Odyssey Head Charterparty means the charterparty in respect of the MV Odyssey between BN Odyssey and STST referred to in clause 3.2.

BN Odyssey NBC Sub-Charterparty means the sub-charterparty in respect of the MV Odyssey between STST and NBC referred to in clause 3.3.

BN Odyssey Profit has the meaning attributed to such term inclause 3.5.

BN Odyssey Profit Share Amount has the meaning attributed to such term in clause 3.5.

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BN Odyssey Profit Sharing Addendum means the addendum to each of the BN Odyssey Head Charterparty and BN Odyssey NBC Sub-Charterparty as referred to in clause 3.5.

BN Odyssey Profit Sharing Addendum Supplement has the meaning attributed to such term in clause 3.5.

BN Odyssey Third Party Sub-Charterparties means the sub-charterparties which NBC may enter into from time to time pursuant to which certain third parties shall sub-charter the MV Odyssey from NBC at the then prevailing market rates, as referred to in clause 3.4.

BN Orion means Bulk Nordic Orion Ltd., whose registered office is at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda.

BN Orion Booking Commission means the booking commission payable by BN Orion to NBC referred to in clause 3.8.

BN Orion Head Charterparty means the charterparty in respect of the MV Orion between BN Orion and STST referred to in clause 3.6.

BN Orion NBC Sub-Charterparty means the sub-charterparty in respect of the MV Orion between STST and NBC referred to in clause 3.7.

BN Orion Profit means the amounts referred to in clause 3.9.

BN Orion Profit Share Amount means the amounts referred to in clause 3.9.

BN Orion Profit Sharing Addendum means the addendum to each of the BN Orion Head Charterparty and BN Orion NBC Sub-Charterparty as referred to in clause 3.9.

BN Orion Profit Sharing Addendum Supplement has the meaning attributed to such term in clause 3.9.

BN Orion Third Party Sub-Charterparties means the sub-charterparties which NBC may enter into from time to time pursuant to which certain third parties shall sub-charter the MV Orion from NBC at the then prevailing market rates, as referred to in clause 3.8.

Booking Commission means each of the BN Odyssey Booking Commission, the BN Orion Booking Commission, the NewCo 1 Booking Commission, the NewCo 2 Booking Commission, the NewCo 3 Booking Commission, and the NewCo 4 Booking Commission, and may be referred to jointly as the Booking Commissions.

Business Day means a day, other than a Saturday or a Sunday, when banks are open for business in Athens, Greece, Zug, Switzerland and New York, United State of America.

Cartesian collectively means Pangaea Two, LP, a Delaware limited partnership, and Pangaea Two Acquisition Holdings II, Limited, a Cayman limited company (“PTAH”), together with any successor to PTAH or any transferee of PTAH that holds shares and Shareholder Loans directly or indirectly, to the extent such successor or transferee is controlled by, or under common control with, Pangaea Two, LP.

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Cartesian Bulk collectively means collectively means Pangaea One, L.P., a Delaware limited partnership, and Pangaea One (Cayman), a Cayman limited partnership, together with any successor to either of them or any transferee of either of them that holds Shares, to the extent such successor or transferee is controlled by, or under common control with, Pangaea One, L.P.

Change of Control means with respect to:

(a)	BFB:

(i)	an event that results in any Person(s) other than Bulk Partners (Bermuda) Ltd., directly or indirectly owning securities or voting power in BFB or otherwise being in a position to exercise Control over BFB; or

(ii)	an event that results in any Person(s) other than Edward Coll, Anthony Laura and Cartesian Bulk being in a position to exercise Control over Bulk Partners (Bermuda) Ltd.;

(b)	ASO 2020:

(i)	an event that results in any Person(s) other than Cooper, Cartesian and ASO Holdings directly or indirectly owning securities or voting power in ASO 2020 or otherwise being in a position to exercise Control over ASO2020;

(ii)	an event that results in any Person(s) other than the Onassis Foundation being in a position to exercise Control over ASO Holdings or ASO 2020;

(c)	STST:

(i)	an event that results in any Person(s) other than Glencore, Glencore International plc or Glencore Xstrata International plc directly or indirectly owning securities or voting power in STST or otherwise being in a position to exercise Control over STST.

Cooper collectively means Cooper Investment Fund LLC, a Delaware limited liability company, and Maritime Acquisition Investment LLC, a Delaware limited liability company (“MAI”), together with any successor to MAI or any transferee of MAI that holds shares and Shareholder Loans directly or indirectly, to the extent such successor or transferee is controlled by, or under common control with, Cooper Investment Fund LLC.

Company means Nordic Bulk Holding Company Ltd. of Third Floor, Par La Ville Place, 14 Par La Ville Road, Hamilton, HM08, Bermuda.

Company Management Agreement has the meaning given in clause 6.3.

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Control, Controls and Controlled means (a) ownership of at least fifty percent (50%) of the voting rights of a Person, (b) the power to direct or cause the direction of the management and policies of a Person, or (c) the power to appoint a majority (or more) of the board of directors of a Person.

Deadlock has the meaning given in clause 13.1.

Deadlock Notice has the meaning given in clause 13.1.

Deadlock Offer has the meaning given in clause 13.2.

Deadlock Offer Period has the meaning given in clause 13.2.

Deadlock Price has the meaning given in clause 13.2.

Defaulting Party has the meaning given in clause 12.7.

Due Date has the meaning given in clause 3.31.

Encumbrance means any mortgage, pledge, lien, encumbrance, charge, option, usufruct, right to acquire, right of pre-emption, assignment, hypothecation or other third party security interest, including title retention arrangements or restrictions of transfer and any agreement, arrangement or obligation to create any of the foregoing.

Existing DVB Loan means the loan agreement between BN Odyssey and BN Orion as joint and several borrowers and DVB Bank SE as agent and security trustee dated July 25, 2012, in the principal amount of $40,000,000.

Financing Agreement has the meaning given in clause 3.31.

Financial Indebtedness means, with respect to any person, all indebtedness of such person including without limitation:

(i)	for or in consideration of borrowed money or arising out of any credit facility or financial accommodation; or

(ii)	for the deferred purchase price of assets or services (other than trade payables arising in the ordinary course of business); or

(iii)	arising under any lease which would be capitalised on the balance sheet of the lessee in accordance with IFRS (prepared on a consistent basis) or which is otherwise in substance a financing lease; or

(iv)	arising in respect of any debenture, bond, note, loan stock or other security, any acceptance or documentary credit or any receivables sold or discounted other than on a non-recourse basis; or

(v)	arising under any other obligation or transaction which, in accordance with IFRS (prepared on a consistent basis), has the commercial effect of borrowing.

Glencore means Glencore International AG of Baarermattstrasse 3, 6341 Baar, Switzerland.

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Government Authority means any central, provincial, state, municipal, county or regional governmental or quasi-governmental instrumentality, and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof.

Guarantee Payment has the meaning given in clause 3.31.

Guaranteeing Shareholder Party has the meaning given in clause 3.31.

Head Charterparty means each of the BN Odyssey Head Charterparty, the BN Orion Head Charterparty, the NewCo 1 Head Charterparty, the NewCo 2 Head Charterparty, the NewCo 3 Head Charterparty, and the NewCo 4 Head Charterparty, and may be referred to jointly as the Head Charterparties.

Indemnifying Party has the meaning given in clause 3.31.

MV Odyssey means M/V Nordic Odyssey, IMO 9529451, 75,603 dead weight tonnes, built 2010.

MV Orion means M/V Nordic Orion, IMO 9529463, 75,603 dead weight tonnes, built 2011.

NBC means Nordic Bulk Carriers A/S of Tuborg Havnevej 19, DK-2900, Denmark.

NBC Sub-Charterparty means each of the BN Odyssey NBC Sub-Charterparty and the BN Orion NBC Sub-Charterparty and may be referred to jointly as the NBC Sub-Charterparties.

Negotiation Period has the meaning given in clause 13.2.

Net Asset Value has the meaning given in clause 12.4.

New-Build 1 means the vessel to be purchased by NewCo 1 pursuant to Shipbuilding Contract 1, attached hereto as Appendix 1.

New-Build 2 means the vessel to be purchased by NewCo 1 pursuant to Shipbuilding Contract 1, attached hereto as Appendix 2.

New-Build 3 means the vessel to be purchased by NewCo 3 pursuant to Shipbuilding Contract 3 if the Company chooses to exercise its option to purchase NewBuild 3 pursuant to the Option Agreement.

New-Build 4 means the vessel to be purchased by NewCo 4 pursuant to Shipbuilding Contract 4 if the Company chooses to exercise its option to purchase NewBuild 4 pursuant to the Option Agreement.

NewCo Head Charterparty means each of the NewCo 1 Head Charterparty, the NewCo 2 Head Charterparty, the NewCo 3 Head Charterparty, and the NewCo 4 Head Charterparty, and may be referred to jointly as the NewCo Head Charterparties.

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NewCo 1 means the Subsidiary to be created by the Company and which shall enter into Shipbuilding Contract 1 and purchase New-Build 1.

NewCo 1 Booking Commission means the booking commission payable by NewCo 1 to NBC referred to in clause 3.11.

NewCo 1 Head Charterparty means the charterparty in respect of the New-Build 1 between NewCo 1 and NBC referred to in clause 3.10.

NewCo 1 Profit means the amounts referred to in clause 3.12.

NewCo 1 Profit Share Amount means the amounts referred to in clause 3.12.

NewCo 1 Profit Sharing Addendum means the addendum to the NewCo 1 Head Charterparty as referred to in clause 3.12.

NewCo 1 Third Party Sub-Charterparties means the sub-charterparties which NBC may enter into from time to time pursuant to which certain third parties shall sub-charter the New-Build 1 from NBC at the then prevailing market rates, as referred to in clause 3.11.

NewCo 2 means the Subsidiary to be created by the Company and which shall enter into Shipbuilding Contract 2 and purchase New-Build 2.

NewCo 2 Booking Commission means the booking commission payable by NewCo 2 to NBC referred to in clause 3.14.

NewCo 2 Head Charterparty means the charterparty in respect of the New-Build 2 between NewCo 2 and NBC referred to in clause 3.13.

NewCo 2 Profit means the amounts referred to in clause 3.15.

NewCo 2 Profit Share Amount means the amounts referred to in clause 3.15.

NewCo 2 Profit Sharing Addendum means the addendum to the NewCo 2 Head Charterparty as referred to in clause 3.15.

NewCo 2 Third Party Sub-Charterparties means the sub-charterparties which NBC may enter into from time to time pursuant to which certain third parties shall sub-charter the New-Build 2 from NBC at the then prevailing market rates, as referred to in clause 3.14.

NewCo 3 means the Subsidiary to be created by the Company if the Company chooses to exercise its option to purchase New-Build 3 and which shall enter into Shipbuilding Contract 3.

NewCo 3 Booking Commission means the booking commission payable by NewCo 3 to NBC referred to in clause 3.17.

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NewCo 3 Head Charterparty means the charterparty in respect of the New-Build 3 between NewCo 3 and NBC referred to in clause 3.16.

NewCo 3 Profit means the amounts referred to in clause 3.18.

NewCo 3 Profit Share Amount means the amounts referred to in clause 3.18.

NewCo 3 Profit Sharing Addendum means the addendum to the NewCo 3 Head Charterparty as referred to in clause 3.18.

NewCo 3 Third Party Sub-Charterparties means the sub-charterparties which NBC may enter into from time to time pursuant to which certain third parties shall sub-charter the New-Build 3 from NBC at the then prevailing market rates, as referred to in clause 3.17.

NewCo 4 means the Subsidiary to be created by the Company if the Company chooses to exercise its option to purchase New-Build 4 and which shall enter into Shipbuilding Contract 4.

NewCo 4 Booking Commission means the booking commission payable by NewCo 4 to NBC referred to in clause 3.20.

NewCo 4 Head Charterparty means the charterparty in respect of the New-Build 4 between NewCo 4 and NBC referred to in clause 3.19.

NewCo 4 Profit means the amounts referred to in clause 3.21.

NewCo 4 Profit Share Amount means the amounts referred to in clause 3.21.

NewCo 4 Profit Sharing Addendum means the addendum to the NewCo 4 Head Charterparty as referred to in clause 3.21.

NewCo 4 Third Party Sub-Charterparties means the sub-charterparties which NBC may enter into from time to time pursuant to which certain third parties shall sub-charter the New-Build 4 from NBC at the then prevailing market rates, as referred to in clause 3.20.

Notice to Offer has the meaning given in clause 12.7.

Offer Period has the meaning given in clause 12.4.

Offeree/s has the meaning given in clause 12.4.

Onassis Foundation means Alexander S. Onassis Foundation of Städtle 27, FL 9490 Vaduz, Liechtenstein

Option Agreement means the agreement referred to in Recital I and attached hereto as Appendix 3.

Optional Suspensive Condition has the meaning given in clause 12.4.

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Person means a natural person, a corporation, a partnership, a trust, a business trust, a joint stock company, an unincorporated association, any Government Authority, and any other legal entity, including similar entities.

Profit means each of the BN Odyssey Profit, the BN Orion Profit, the NewCo 1 Profit, the NewCo 2 Profit, the NewCo 3 Profit and the NewCo 4 Profit, and may be referred to jointly as the Profits.

Profit Share Amount means each of the BN Odyssey Profit Share Amount, the BN Orion Profit Share Amount, the NewCo 1 Profit Share Amount, the NewCo 2 Profit Share Amount, the NewCo 3 Profit Share Amount and the NewCo 4 Profit Share Amount, and may be referred to jointly as the Profit Share Amounts.

Profit Sharing Addendum means each of the BN Odyssey Profit Sharing Addendum, the BN Orion Profit Sharing Addendum, the NewCo 1 Profit Sharing Addendum, the NewCo 2 Profit Sharing Addendum, the NewCo 3 Profit Sharing Addendum and the NewCo 4 Profit Sharing Addendum, as amended, supplemented and in force and effect and may be referred to jointly as the "Profit Sharing Addenda".

Recipient/s has the meaning given in clause 13.2.

Recipient Acceptance has the meaning given in clause 13.2.

Recipient Purchase Price has the meaning given in clause 13.2.

Receipt Date has the meaning given in clause 12.4.

Sale Price has the meaning given in clause 12.4.

Sale Shares and Loans has the meaning given in clause 12.4.

Server has the meaning given in clause 13.2.

Shareholder Loans means the zero-interest subordinated shareholder loans provided by the Shareholders to the Company, as referred to in clauses 3.22.

Shipbuilding Contract means each of Shipbuilding Contract 1, Shipbuilding Contract 2, Shipbuilding Contract 3 and Shipbuilding Contract 4, and may be referred to jointly as the Shipbuilding Contracts.

Shipbuilding Contract 1 means the shipbuilding contract to be entered into by NewCo 1, attached hereto as Appendix 1.

Shipbuilding Contract 2 means the shipbuilding contract to be entered into by NewCo 2, attached hereto as Appendix 2.

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Shipbuilding Contract 3 means the shipbuilding contract to be entered into by NewCo 3 if NewCo 3 chooses to exercise its option to purchase New-Build 3 pursuant to the Option Agreement, as referred to in Recital I.

Shipbuilding Contract 4 means the shipbuilding contract to be entered into by NewCo 4 if NewCo 4 chooses to exercise its option to purchase New-Build 4 pursuant to the Option Agreement, as referred to in Recital I.

STST means ST Shipping and Transport Pte. Ltd. of 1 Temasek Avenue, #34-01 Millenia Tower, Singapore 039192.

Subscription Agreement means the Subscription Agreement entered into between and among the Shareholders on the date hereof.

Subsidiary means each of BN Odyssey, BN Orion, NewCo 1, NewCo 2, NewCo 3 and NewCo 4, and may be referred to jointly as Subsidiaries.

Surplus Offeree/s has the meaning given in clause 12.4.

Surplus Sale Shares and Loans has the meaning given in clause 12.4.

Time Charter Equivalent means an amount calculated by taking voyage revenues, subtracting voyage expense and then dividing the entire total by the total voyage duration in days reflecting delivery and redelivery points per customs of the trade. The time charter equivalent is calculated as:

Voyage Revenues – Voyage Expenses

Voyage Duration in Days

This definition is supplemented in the Profit Sharing Addenda.

Transition Dividend has the meaning given in Clause 7.3.

Vessel means each of MV Odyssey, MV Orion, New-Build 1, New-Build 2, New-Build 3 and New-Build 4, and may be referred to jointly as the Vessels.

1.2	Any terms defined in this Agreement but used and differently defined in the BN Head Charter Party and/or the NBC Sub-Charterparty shall have meaning attributed to such in the BN Head Charter Party and/or the NBC Sub-Charterparty, respectively. The Parties shall use their reasonable endeavours so that all such over-ridden clauses are identified and attached as a supplement to the Agreement as soon as practical following the execution of the Agreement.

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2	Structure and Initial Funding of the Company

2.1	On the date hereof, the Parties each own one-third (33.33%) of the Company, and the Parties agree that the Company shall be operated in a manner consistent with the objectives and principles hereafter set forth in this Agreement.

2.2	On the date hereof, the aggregate authorized and fully paid-up share capital of the Company is USD 40,000 divided into 10,000 ordinary shares of USD 4.00 each, held as follows:

–	STST	3333.33 ordinary shares

–	BFB	3333.33 ordinary shares

–	ASO 2020	3333.33 ordinary shares

2.3	The Parties agree that the costs and expenses incurred on or from the date hereof, and to be incurred, in connection with the administration of the Company and its Subsidiaries shall, wherever practicable, be kept to a minimum. Consequently, the Parties agree that they shall use all commercially reasonable endeavours to maintain the structure of the Company in as simple a manner as possible, and the procedures in connection with the administration of the Company and its Subsidiaries shall be maintained so as to maximize the efficient and expeditious operation of the Company and its Subsidiaries.

2.4	Each Party hereby undertakes to the other Parties to exercise the rights attaching to its shares in the Company and to procure that the persons nominated by any of them as directors of the Company shall exercise their powers in that capacity as such, so as to cause the business of the Company to be carried on in the manner contemplated by this Agreement.

2.5	The Parties agree that, unless otherwise mutually agreed in writing by all of the Parties, the Company shall not issue any shares other than ordinary shares.

3	Objectives, Business and Future Funding of the Company

3.1	The Parties agree that the primary business objectives and purposes of the Company shall be to buy, charter and sell the Vessels, and always in accordance to clause 4 hereof.

BN Odyssey – Charter Agreements

3.2	On 17 April 2012, STST entered into the "BN Odyssey Head Charterparty" with BN Odyssey (attached hereto in Appendix 5) pursuant to which STST chartered the MV Odyssey for a period of five (5) years from BN Odyssey at the rate of USD 15,500 per day plus any BN Odyssey Profit Share Amount earned pursuant to the BN Odyssey Profit Sharing Addendum. Glencore has guaranteed the full and timely performance by STST of any and all of its obligations and liabilities under the BN Odyssey Head Charterparty.

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3.3	On 17 April, 2012, Nordic Bulk Carriers A/S ("NBC") entered into the "BN Odyssey NBC Sub-Charterparty" with STST (attached hereto in Appendix 6) pursuant to which NBC sub-chartered from STST the MV Odyssey for a period of five (5) years at the rate of USD 15,500 per day plus any BN Odyssey Profit Share Amount earned pursuant to the BN Odyssey Profit Sharing Addendum. Bulk Partners (Bermuda) Ltd. has guaranteed the full and timely performance by NBC of any and all of its obligations and liabilities under the BN Odyssey NBC Sub-Charterparty.

3.4	During the term of the BN Odyssey NBC Sub-Charterparty, NBC may enter into "BN Odyssey Third Party Sub-Charterparties" from time to time pursuant to which certain third parties shall sub-charter the MV Odyssey from NBC at the then prevailing market rates. NBC shall earn a booking commission calculated as a percentage of all gross freights, demurrages, charter hires, and other revenues ("BN Odyssey Booking Commission") earned on the BN Odyssey Third Party Sub-Charterparties which are voyage charters or time charters during the period beginning on the delivery date of New-Build 1 and ending on the termination date of the BN Odyssey NBC Sub-Charterparty. The BN Odyssey Booking Commission shall be 1.00% of all gross freights, demurrages, charter hires and other revenues earned during the BN Odyssey NBC Sub-Charterparty.

3.5	With respect to BN Odyssey Third Party Sub-Charterparties (whether voyage charter or time charter), to the extent that the Time Charter Equivalent returns which NBC earns exceed the Time Charter Equivalent of USD 15,500 per day (such excess being the "BN Odyssey Profit"), NBC and STST have agreed to share fifty percent (50%) of such BN Odyssey Profit with BN Odyssey ("BN Odyssey Profit Share Amount") pursuant to the "BN Odyssey Profit Sharing Addendum" included as an addendum to each of the BN Odyssey Head Charterparty and BN Odyssey NBC Sub-Charterparty. The rules agreed in the BN Odyssey Profit Sharing Addendum Supplement concluded as of the date hereof in the form attached hereto in Appendix 7 (“BN Odyssey Profit Sharing Addendum Supplement”) shall apply for the assessment, calculation and payment of the BN Odyssey Profit. For the avoidance of doubt, any amount payable under the BN Odyssey NBC Sub-Charterparty shall flow through the BN Odyssey Head Charterparty without any deduction or delay whatsoever and thereafter will flow to the Company without any deduction or delay.

BN Orion – Charter Agreements

3.6	On 17 April 2012, STST entered into the "BN Orion Head Charterparty" with BN Orion (attached hereto in Appendix 8) pursuant to which STST chartered the MV Orion for a period of five (5) years from BN Orion at the rate of USD 15,500 per day plus any BN Orion Profit Share Amount earned pursuant to the BN Orion Profit Sharing Addendum. Glencore has guaranteed the full and timely performance by STST of any and all of its obligations and liabilities under the BN Orion Head Charterparty.

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3.7	On 17 April, 2012, NBC entered into the "BN Orion NBC Sub-Charterparty" with STST (attached hereto in Appendix 9) pursuant to which NBC sub-chartered from STST the MV Orion for a period of five (5) years at the rate of USD 15,500 per day plus any BN Orion Profit Share Amount earned pursuant to the BN Orion Profit Sharing Addendum. Bulk Partners (Bermuda) Ltd. has guaranteed the full and timely performance by NBC of any and all of its obligations and liabilities under the BN Orion Sub-Charterparty.

3.8	During the term of the BN Orion NBC Sub-Charterparty, NBC may enter into "BN Orion Third Party Sub-Charterparties" from time to time pursuant to which third parties shall sub-charter the MV Orion from NBC at the then prevailing market rates. NBC shall earn a booking commission calculated as a percentage of all gross freights, demurrages, charter hires, and other revenues ("BN Orion Booking Commission") earned on the BN Orion Third Party Sub-Charterparties which are voyage charters or time charters during the period beginning on the delivery date of New-Build 1 and ending on the termination date of the BN Orion NBC Sub-Charterparty. The BN Orion Booking Commission shall be 1.00% of all gross freights, demurrages, charter hires and other revenues earned during the BN Orion NBC Sub-Charterparty.

3.9	With respect to BN Orion Third Party Sub-Charterparties (whether voyage charter or time charter), to the extent that the Time Charter Equivalent returns which NBC earns exceed the Time Charter Equivalent of USD 15,500 per day (such excess being the "BN Orion Profit"), NBC and STST have agreed to share fifty percent (50%) of such BN Orion Profit with BN Orion ("BN Orion Profit Share Amount") pursuant to the "BN Orion Profit Sharing Addendum" included as an addendum to each of the BN Orion Head Charterparty and BN Orion NBC Sub-Charterparty. The rules agreed in the BN Orion Profit Sharing Addendum Supplement concluded as of the date hereof in the form attached hereto in Appendix 10 (“BN Orion Profit Sharing Addendum Supplement”)shall apply for the assessment, calculation and payment of the BN Orion Profit. For the avoidance of doubt, any amount payable under the BN Orion NBC Sub-Charterparty shall flow through the BN Orion Head Charterparty without any deduction or delay whatsoever and thereafter will flow to the Company without any deduction or delay

NewCo 1 – Charter Agreements

3.10	Immediately prior to the delivery date of New-Build 1, NBC shall enter into a "NewCo 1 Head Charterparty" with NewCo 1 pursuant to which NBC shall charter from NewCo 1 the New-Build 1 for a period of five (5) years at the rate of USD 11,350 per day plus any NewCo 1 Profit Share Amount earned pursuant to the NewCo 1 Profit Sharing Addendum. Bulk Partners (Bermuda) Ltd. shall guarantee the full and timely performance by NBC of any and all of its obligations and liabilities under the NewCo 1 Head Charterparty. Notwithstanding the above principal terms, as well as, the terms of the NewCo 1 Profit Sharing Addendum mentioned in clause 3.12 herein, the NewCo 1 Head Charterparty shall have the same content, form and aspects with the BN Odyssey Head Charterparty.

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3.11	During the term of the NewCo 1 Head Charterparty, NBC may enter into "NewCo 1 Third Party Sub-Charterparties" from time to time pursuant to which third parties shall sub-charter the New-Build 1 from NBC at the then prevailing market rates. NBC shall earn a booking commission calculated as a percentage of all gross freights, demurrages, charter hires, and other revenues ("NewCo 1 Booking Commission") earned on the NewCo 1 Third Party Sub-Charterparties which are voyage charters or time charters during the term of the NewCo 1 Head Charterparty. The NewCo 1 Booking Commission shall be 1.00% of all gross freights, demurrages, charter hires and other revenues earned during the NewCo 1 Head Charterparty.

3.12	With respect to NewCo 1 Third Party Sub-Charterparties (voyage charter or time charter), to the extent that the Time Charter Equivalent returns which NBC earns exceed the Time Charter Equivalent of USD 11,350 per day (such excess being the "NewCo 1 Profit"), NBC has agreed to share seventy-five percent (75%) of such NewCo 1 Profit with NewCo 1 ("NewCo 1 Profit Share Amount") pursuant to the "NewCo 1 Profit Sharing Addendum" to be included as an addendum to the NewCo 1 Head Charterparty. The rules agreed in the BN Odyssey Profit Sharing Addendum Supplement shall apply mutatis mutandis for the assessment, calculation and payment of the NewCo 1 Profit.

NewCo 2 – Charter Agreements

3.13	Immediately prior to the delivery date of New-Build 2, NBC shall enter into a "NewCo 2 Head Charterparty" with NewCo 2 pursuant to which NBC shall charter from NewCo 2 the New-Build 2 for a period of five (5) years at the rate of USD 11,350 per day plus any NewCo 2 Profit Share Amount earned pursuant to the NewCo 2 Profit Sharing Addendum. Bulk Partners (Bermuda) Ltd. shall guarantee the full and timely performance by NBC of any and all of its obligations and liabilities under the NewCo 2 Head Charterparty. Notwithstanding the above principal terms, as well as, the terms of the NewCo 2 Profit Sharing Addendum mentioned in clause 3.15 herein, the NewCo 2 Head Charterparty shall have the same content, form and aspects with the BN Odyssey Head Charterparty.

3.14	During the term of the NewCo 2 Head Charterparty, NBC may enter into "NewCo 2 Third Party Sub-Charterparties" from time to time pursuant to which third parties shall sub-charter the New-Build 2 from NBC at the then prevailing market rates. NBC shall earn a booking commission calculated as a percentage of all gross freights, demurrages, charter hires, and other revenues ("NewCo 2 Booking Commission") earned on the NewCo 2 Third Party Sub-Charterparties which are voyage charters or time charters during the term of the NewCo 2 Head Charterparty. The NewCo 2 Booking Commission shall be 1.00% of all gross freights, demurrages, charter hires and other revenues earned during the NewCo 2 Head Charterparty.

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3.15	With respect to NewCo 2 Third Party Sub-Charterparties (voyage charter or time charter), to the extent that the Time Charter Equivalent returns which NBC earns exceed the Time Charter Equivalent of USD 11,350 per day (such excess being the "NewCo 2 Profit"), NBC has agreed to share seventy-five percent (75%) of such NewCo 2 Profit with NewCo 2 ("NewCo 2 Profit Share Amount") pursuant to the "NewCo 2 Profit Sharing Addendum" to be included as an addendum to the NewCo 2 Head Charterparty. The rules agreed in the BN Odyssey Profit Sharing Addendum Supplement shall apply mutatis mutandis for the assessment, calculation and payment of the NewCo 2 Profit.

NewCo 3 – Charter Agreements

3.16	Immediately prior to the delivery date of New-Build 3, NBC shall enter into a "NewCo 3 Head Charterparty" with NewCo 3 pursuant to which NBC shall charter from NewCo 3 the New-Build 3 for a period of five (5) years at the rate of USD 11,350 per day plus any NewCo 3 Profit Share Amount earned pursuant to the NewCo 3 Profit Sharing Addendum. NBC shall earn a 1.25% address commission pursuant to the terms of the NewCo 3 Head Charterparty. Bulk Partners (Bermuda) Ltd. shall guarantee the full and timely performance by NBC of any and all of its obligations and liabilities under the NewCo 3 Head Charterparty. Notwithstanding the above principal terms, as well as, the terms of the NewCo 3 Profit Sharing Addendum mentioned in clause 3.18 herein, the NewCo 3 Head Charterparty shall have the same content, form and aspects with the BN Odyssey Head Charterparty

3.17	During the term of the NewCo 3 Head Charterparty, NBC may enter into "NewCo 3 Third Party Sub-Charterparties" from time to time pursuant to which third parties shall sub-charter the New-Build 3 from NBC at the then prevailing market rates. NBC shall earn a booking commission calculated as a percentage of all gross freights, demurrages, charter hires, and other revenues ("NewCo 3 Booking Commission") earned on the NewCo 3 Third Party Sub-Charterparties which are voyage charters or time charters during the term of the NewCo 3 Head Charterparty. The NewCo 3 Booking Commission shall be 1.00% of all gross freights, demurrages, charter hires and other revenues earned during the NewCo 3 Head Charterparty.

3.18	With respect to NewCo 3 Third Party Sub-Charterparties (voyage charter or time charter), to the extent that the Time Charter Equivalent returns which NBC earns exceed the Time Charter Equivalent of USD 11,350 per day (such excess being the "NewCo 3 Profit"), NBC has agreed to share seventy-five percent (75%) of such NewCo 3 Profit with NewCo 3 ("NewCo 3 Profit Share Amount") pursuant to the "NewCo 3 Profit Sharing Addendum" to be included as an addendum to the NewCo 3 Head Charterparty. The rules agreed in the BN Odyssey Profit Sharing Addendum Supplement shall apply mutatis mutandis for the assessment, calculation and payment of the NewCo 3 Profit.

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NewCo 4 – Charter Agreements

3.19	Immediately prior to the delivery date of New-Build 4, NBC shall enter into a "NewCo 4 Head Charterparty" with NewCo 4 pursuant to which NBC shall charter from NewCo 4 the New-Build 4 for a period of five (5) years at the rate of USD 11,350 per day plus any NewCo 4 Profit Share Amount earned pursuant to the NewCo 4 Profit Sharing Addendum. NBC shall earn a 1.25% address commission pursuant to the terms of the NewCo 4 Head Charterparty. Bulk Partners (Bermuda) Ltd. shall guarantee the full and timely performance by NBC of any and all of its obligations and liabilities under the NewCo 4 Head Charterparty. Notwithstanding the above principal terms, as well as, the terms of the NewCo 4 Profit Sharing Addendum mentioned in clause 3.21 herein, the NewCo 4 Head Charterparty shall have the same content, form and aspects with the BN Odyssey Head Charterparty.

3.20	During the term of the NewCo 4 Head Charterparty, NBC may enter into "NewCo 4 Third Party Sub-Charterparties" from time to time pursuant to which third parties shall sub-charter the New-Build 4 from NBC at the then prevailing market rates. NBC shall earn a booking commission calculated as a percentage of all gross freights, demurrages, charter hires, and other revenues ("NewCo 4 Booking Commission") earned on the NewCo 4 Third Party Sub-Charterparties which are voyage charters or time charters during the term of the NewCo 4 Head Charterparty. The NewCo 4 Booking Commission shall be 1.00% of all gross freights, demurrages, charter hires, and other revenues earned during the NewCo 4 Head Charterparty.

3.21	With respect to NewCo 4 Third Party Sub-Charterparties (voyage charter or time charter), to the extent that the Time Charter Equivalent returns which NBC earns exceed the Time Charter Equivalent of USD 11,350 per day (such excess being the "NewCo 4 Profit"), NBC has agreed to share seventy-five percent (75%) of such NewCo 4 Profit with NewCo 4 ("NewCo 4 Profit Share Amount") pursuant to the "NewCo 4 Profit Sharing Addendum" to be included as an addendum to the NewCo 4 Head Charterparty. The rules agreed in the BN Odyssey Profit Sharing Addendum Supplement shall apply mutatis mutandis for the assessment, calculation and payment of the NewCo 4 Profit.

Capital Structure and Funding of the Company and its Subsidiaries

3.22	On the date hereof, the capital structure of the Company is as follows:

-	USD 12,683,333.33 of zero-interest subordinated shareholder loans provided by STST to the Company, USD 12,683,333.33 of zero-interest subordinated shareholder loans provided by BFB to the Company and USD 12,683,333.33 of zero-interest subordinated shareholder loans provided by ASO 2020 to the Company (together, the "Shareholder Loans"); and

-	USD 40,000 of common equity (10,000 ordinary shares with a value of USD 4.00 per share).

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3.23	On the date hereof, the capital structure of the BN Odyssey is as follows:

-	USD 19,500,000.00 per the Existing DVB Loan;

-	USD 12,500,00.00 of zero-interest subordinated shareholder loans provided by the Company to BN Odyssey; and

-	USD 10,000.00 of common equity (10,000 ordinary shares with a par value of USD 1.00 per share).

3.24	On the date hereof, the capital structure of the BN Orion is as follows:

-	USD 19,500,000.00 per the Existing DVB Loan;

-	USD 12,500,00.00 of zero-interest subordinated shareholder loans provided by the Company to BN Orion; and

-	USD 10,000.00 of common equity (10,000 ordinary shares with a par value of USD 1.00 per share).

3.25	Pursuant to the terms and conditions of the Shipbuilding Contracts, the relevant Subsidiaries of the Company will be required to pay Sumitomo Corporation cash deposits equal to 40% of the purchase price of the relevant Vessel at certain dates prior to the delivery of such Vessel. In order to fund the payment of deposits due to Sumitomo Corporation by the Subsidiaries pursuant to the Shipbuilding Contracts, each Party hereby agrees to provide the Company with additional Shareholder Loans in an amount equal to (i) the product of (x) its pro rata shareholding percentage as at the due date of a deposit multiplied by (y) the amount of such deposit, no later than one (1) week prior to the due date of each relevant deposit. The Company shall on-lend the proceeds of such Shareholder Loans to the relevant Subsidiary. The first instalment under the Shipbuilding Contracts has been funded in accordance with the Subscription Agreement.

3.26	Pursuant to the terms and conditions of the Shipbuilding Contracts, the relevant Subsidiaries of the Company will be required to pay Sumitomo Corporation 60% of the purchase price of the relevant Vessel upon delivery of the Vessel. In order to fund this final payment instalment, the Company and its Subsidiaries intend to borrow the required funds from third party financial institution/s pursuant to loan agreement/s containing terms and conditions acceptable to the Parties. Glencore and Glencore International plc on one hand, Bulk Partners (Bermuda) Ltd. on the other and Cooper, Cartesian and ASO Holdings on the third hereby agree to guarantee the amounts due and owing to such third party financial institution/s on a several basis reflecting the pro rata shareholding percentages in the Company inter se of STST, BFB and ASO 2020, respectively. The Parties agree to discuss in the future and in good faith the conditions under which ASO Holdings, Cooper and Cartesian (severally in proportion to their ownership in ASO 2020) may be released from their obligation to provide the above mentioned guarantee or the obligations of an existing guarantee, subject in all cases to the consent of the applicable creditor and the continuation of the obligations of ASO 2020 itself. To the extent that the required funds for the final payment instalment cannot be borrowed from third party financial institution/s on terms and conditions acceptable to the Parties, each of the Parties hereby agrees that it shall fund the final instalment via additional Shareholder Loans until such time as third party borrowing is available on terms acceptable to all Parties.

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3.27	Any further funding requirements of the Company and its Subsidiaries shall be shared by the Parties on a pro rata basis in accordance with each of the Parties' then outstanding percentage ownership of ordinary shares as at the date of such funding, provided that all Parties agree in accordance with Clause 5.1.(t) herein. The Parties shall agree from time to time the amount and timing of any funding requirements of the Company, and whether each funding shall take the form of (a) a subscription for additional ordinary shares to be issued by the Company, (b) additional Shareholder Loans to the Company, or (c) such other form as may be agreed by the Parties.

3.28	Notwithstanding any other provisions in this Agreement, if:

(a)	a default under a debt agreement of the Company and/or a Subsidiary has occurred or is reasonably expected to occur in the immediate future (other than a Shareholder Loan) and the Company and/or a Subsidiary requires additional funding in order to cure that default; or

(b)	additional funds are needed for the sole purpose of paying the operating expenses of the Vessels (including drydock expenses) as previously approved by the Parties in accordance with the Annual Budget each Shareholder shall be required to, and shall, advance additional funds as Shareholder Loans to the Company to cure that default, the amount of which shall be equal to the product of (i) such amount required to cure such default, and (ii) such Shareholder’s then outstanding shareholding percentage at the time such additional funds are required to be paid.

3.29	Unless agreed in writing by the Company and all of the Shareholders, identical terms and conditions (other than name, date, and amount) shall apply to the Shareholder Loans provided by each of the Shareholders to the Company from time to time, including, without limitation, rate of interest, payment terms in respect of principal and interest, maturity date, covenants and undertakings, events of default, or otherwise.

3.30	To the extent a Party does not fund within the time set forth in the relevant notice the full amount of its pro rata share of any agreed funding amount as set forth in clauses 3.27 and 3.28, then each Party agrees that any such failure to fund shall constitute a substantial breach of such Party's obligations under this Agreement for purposes of clause 12.7 hereof.

3.31	Except as expressly set forth herein, no Party shall be obliged to give any guarantee for the Company’s or any of its Subsidiaries’ obligations. Notwithstanding the foregoing, if:

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(a)	a Party (including each of its direct or indirect parent companies, in the case of STST, Glencore, Glencore International plc and Glencore Xstrata International plc, in the case of BFB, Bulk Partners (Bermuda) Ltd and in the case of ASO 2020, ASO Holdings, , , Cooper, and Cartesian, is bound by any guarantee due and owing to any third party for the obligations of the Company and/or its Subsidiaries (each, a "Guaranteeing Shareholder Party"); and

(b)	that Guaranteeing Shareholder Party is at any date (even after that Guaranteeing Shareholder Party has ceased to hold any shares) (the "Due Date") obliged to pay any amount to the third party creditor in terms of such guarantee (each, a "Guarantee Payment"), then the other Parties (including their direct or indirect parent companies, in the case of STST, Glencore, Glencore International plc and Glencore Xstrata International plc; in the case of BFB, Bulk Partners (Bermuda) Ltd.; and in the case of ASO 2020, ASO Holdings, Cooper, and Cartesian (the "Indemnifying Party") at the Due Date shall unconditionally and irrevocably indemnify each Guaranteeing Shareholder Party against such Guarantee Payment in an amount equal to (i) the product of (x) its pro rata shareholding percentage as at the Due Date multiplied by (y) the amount of the Guarantee Payment, minus (ii) any partial payments actually made by such Indemnifying Party on or prior to such Due Date. For the avoidance of doubt, but subject to the terms of any loan agreement (including the DVB Loan), guarantee agreement (including any guarantees provided to Sumitomo Corporation and/or Oshima Shipbuilding Co., Ltd. pursuant to the Shipbuilding Contracts) or similar agreement or document in respect of the Company or a Subsidiary (each, a "Financing Agreement") to which such Party is a party as at the Due Date, the shareholding percentage of a Party shall be 0 (zero) if that Party ceases to hold shares prior to the Due Date.

For the avoidance of doubt,

(a)     ASO 2020, on a joint and several basis, with the entities mentioned under paragraphs (b) & (c) below,

(b)     ASO Holding, on a several basis in proportion to its respective aggregate direct and indirect shareholding in ASO 2020;

; and

(c)     Cooper and Cartesian, each on a several basis in proportion to their respective aggregate direct and indirect shareholding in ASO 2020,

hereby confirm that they will fully indemnify STST, Glencore, Glencore International plc, BFB and Bulk Partners (Bermuda) Ltd. in respect of any Guarantee Payments made by them in relation to: (a) the Existing DVB Loan; and (b) the guarantees provided for the purposes of the Shipbuilding Contracts, pursuant to the guarantee letters attached in Appendix 4 hereto.

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3.32	To the extent that an Indemnifying Party (and its direct or indirect parent companies set forth in clause 3.31(a), as applicable) is unable to indemnify the Guaranteeing Shareholder Party (or its direct or indirect parent companies as set forth in clause 3.31(a), as applicable) in accordance with clause 3.31, and otherwise within 30 days after written demand for payment from the Guaranteeing Shareholder Party, then such Guaranteeing Shareholder Party shall be entitled to exercise one or more of the following remedies, either individually or cumulatively, at its option:

(a)	the Guaranteeing Shareholder Party shall be entitled to purchase all of the shares and Shareholder Loans of the Company owned or controlled by the Indemnifying Party, by way of offset against the value of the Indemnifying Party's unpaid obligation to the Guaranteeing Shareholder Party arising pursuant to clause 3.31, calculated at a price equal to 80% of the Net Asset Value (as defined in clause 12.4) of the shares and Shareholder Loans of the Company owned or controlled by the Indemnifying Party, it being understood and agreed that if the Guaranteeing Shareholder Party exercises this option, (i) to the extent that the amount equal to 80% of the Net Asset Value of the shares and Shareholder Loans of the Company owned or controlled by the Indemnifying Party exceeds the value of the Indemnifying Party's unpaid obligation to the Guaranteeing Shareholder Party arising pursuant to clause 3.31, it shall pay any such excess amounts to the Indemnifying Party, or (ii) to the extent that the value of the Indemnifying Party's unpaid obligation to the Guaranteeing Shareholder Party arising pursuant to clause 3.31 exceeds the amount equal to 80% of the Net Asset Value of the shares and Shareholder Loans of the Company owned or controlled by the Indemnifying Party, it may seek to collect the deficiency from the Indemnifying Party;

(b)	the Guaranteeing Shareholder Party shall, subject to and to the extent permitted by the terms of any Financing Agreement to which the Guaranteeing Shareholder Party is a party, be subrogated to the rights of any third party financial institution that has provided loans to the Company or a Subsidiary pursuant to one or more facility agreement/s; and/or

(c)	the Guaranteeing Shareholder Party shall be entitled to exercise any and all other rights and remedies available to it under this Agreement, any other agreement to which it and the Indemnifying Party is a party, and/or applicable law.

3.33	The Company and its Subsidiaries shall obtain and maintain all necessary and customary insurance policies in respect of the Vessels and its business, including, without limitation, any and all insurance policies as may be required by the terms of any Financing Agreement entered into with any third party financial institution.

4	Management of the Company

4.1	The board of directors of the Company currently comprises 3 (three) directors (the "Administrative Directors") each of whom is associated with the administration services provider for the Company in Bermuda.

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The Company shall discharge promptly after the signing of this Agreement the 3 (three) Administrative Directors, and each of STST, BFB and ASO 2020 shall be entitled to appoint 2 (two) nominees to the Board, such that the board of directors of the Company shall then consist of up to 6 (six) directors. Each Party may replace either or both of its nominees to the Board at any time. At the request of a Party, the chairman shall, on an alternating annual basis, be either a BFB-designated nominee, a STST-designated nominee or an ASO 2020-designated nominee, with such chairman initially to be selected by the requesting Party from its own respective nominees.

4.2	Meetings of the board of directors of the Company shall be held at least once per quarter, and more frequently in the discretion of the board of directors of the Company at a time and place mutually agreed by the board of directors. The attendance of one nominee of each Party will be required for a quorum.

4.3	The day-to-day business affairs of the Company shall be managed in accordance with Clause 6.3 herein.

4.4	The provisions of this Clause 4 shall apply mutatis mutandis to each of the Subsidiaries.

5	Reserved Policy Matters

5.1	The Parties agree that none of the following matters shall be undertaken by the Company or its Subsidiaries after the date hereof, except by the prior written agreement of all of the Parties, each acting for itself and not as a fiduciary to the other Parties:

(a)	the creation or issuance of any shares or the grant or agreement to grant any option over any shares of the Company or a Subsidiary and/or the issue of any obligations convertible or exercisable into any such shares;

(b)	any re-organisation of the share capital of the Company or a Subsidiary;

(c)	the alteration, amendment or modification of the memorandum of association and/or the by-laws, in each case in respect of the Company or a Subsidiary;

(d)	the declaration or payment of any dividend or distribution (other than the Transition Dividend) in respect of the shares or shareholder loans of the Company or a Subsidiary;

(e)	the sale, transfer or contribution of any property or assets either by a Party to the Company or a Subsidiary, or to a Party by the Company or a Subsidiary, including, without limitation, any Affiliates or subsidiaries of such Party, and the terms and conditions thereof;

(f)	the sale or Encumbrance by the Company of shares in a Subsidiary;

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(g)	the sale or purchase of, the grant of a purchase option to a third party over (other than pursuant to the BN Odyssey NBC Sub-Charterparty with respect to a purchase option on the MV Odyssey and the BN Orion NBC Sub-Charterparty with respect to a purchase option on the MV Orion), the exercise of an option to purchase, or the grant of any mortgage, charge or Encumbrance over, any Vessel (other than pursuant to the Existing DVB Loan) or any other asset or property of the Company or a Subsidiary or of any interest therein;

(h)	subject to 10.1(a), the chartering-in of any vessel by the Company or a Subsidiary;

(i)	subject to 10.1(a), the chartering–out or sub-chartering out of any Vessel for a period exceeding 12 months by the Company or a Subsidiary;

(j)	the giving of any guarantee or indemnity by the Company or a Subsidiary or by a Party on behalf of the Company or a Subsidiary;

(k)	the formation or acquisition of any new subsidiary or affiliate of the Company or a Subsidiary (other than NewCo 1 and NewCo 2);

(l)	the acquisition by the Company or a Subsidiary of any shares of any other company or the participation by the Company or a Subsidiary in any partnership or joint venture;

(m)	the incurrence of any Financial Indebtedness by the Company or a Subsidiary from any third party;

(n)	the lending of any monies by the Company or a Subsidiary (otherwise than by way of deposit with a bank), including the lending of any monies by the Company to a Subsidiary or by one Subsidiary to another Subsidiary;

(o)	the disposal of any property or assets of the Company or a Subsidiary;

(p)	the consolidation, amalgamation or merger of the Company or a Subsidiary with any other company, entity, or person, or the split or spin-off of any Company or Subsidiary section;

(q)	the appointment of the auditors of the Company or a Subsidiary;

(r)	any transaction between the Company and/or a Subsidiary and a Party or any subsidiary or Affiliate of such Party;

(s)	the alteration, amendment or modification of any of the agreements referred to in clauses 3 and 6 hereof;

(t)	the amount and timing of any additional funding requirements of the Company as per clause 3.27 hereof (for the avoidance of doubt, excluding additional funding requirements which are mandatory pursuant to clause 3.28);

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(u)	the execution of any Shipbuilding Contracts by the Company and/or any of its Subsidiaries;

(v)	any change in the business objectives of the Company;

(w)	any change in the tax classification of the Company and/or any of its Subsidiaries;

(x)	any action that affects the right of any Shareholder to appoint a board member;

(y)	the approval of the Annual Budget (including any amendment thereof);

(z)	liquidation or winding up of the Company and/or any of its Subsidiaries;

(aa)	listing on any stock exchange of the Company and/or any of its Subsidiaries;

(bb)	piracy/environmental risk issues to the extent not controlled by the Management Agreement, Head Charterparties, or NBC Sub-Charterparties;

(cc)	hiring, firing, or compensation of any employees; and

(dd)	the initiation or settlement of any litigation by or against the Company or any of its Subsidiaries exceeding 50.000 $U.S.

6	Management of the Vessels and of the Company

6.1	The commercial employment of the Vessels shall be stipulated according to the terms and conditions of the Head Charterparties (including the relevant Profit Share Addenda) and the NBC Sub-Charterparties (including the relevant Profit Share Addenda).

6.2	The technical management of the Vessels shall be entrusted to Seamar Management S.A., pursuant to the agreement attached hereto as Appendix 11. Any divergence from recommended maintenance schedules will require the consent of all Parties.

6.3	The day-to-day management of the Company's and Subsidiaries’ business affairs and the accounting and preparation of periodic financial statements for the Company and Subsidiaries shall be entrusted to Phoenix Bulk Management Bermuda Ltd., as administrative manager, on those terms and conditions set out in company management agreement to be concluded in the form agreed in Appendix 12 attached hereto, subject to any alterations agreed from time to time between the Company and/or Subsidiaries and all the Parties, (the “Company Management Agreement”).

6.4	It is understood that the technical management (clause 6.2) and day-to-day management (clause 6.3) is not an exclusive right or agreement for any one of the Parties and shall be assigned to and/or delegated as per agreement of the Parties. The commercial employment of the Vessels shall be entrusted to NBC for so long as the NBC Sub-Charterparties and the NewCo Head Charterparties are in effect.

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6.5	The Parties shall collaborate as far as possible on the technical aspects of the yard contracts, the vessel construction, and their supervision. Each Party shall designate key contact person(s) for technical matters. To the extent permitted by Sumitomo Corporation, as contractor, and Oshima Shipbuilding Co., Ltd., as builder, each Party will have the right to appoint an assistant to the owner’s representative to the yard regarding the supervision of the new buildings from the stage of agreeing on specifications and drawings, etc. to the actual building, sea trials and delivery, with full rights to attend in all material meetings and sea trials, including the right to request through the owner’s representative and receive all communications with the yard (correspondence, drawings, specifications, results of sea trials, etc.) and information.

6.6	The administrative management and technical management of all the vessels ultimately owned by the Company will remain with the companies as provided above in clauses 6.2. and 6.3. The terms of such management will be subject to the “arms-length interaction” limitation and the Parties approval set forth above and will be fully disclosed in an “open-book” fashion. Any divergence from recommended maintenance schedules and generally accepted standards will require the consent of the Parties. The Parties will receive copies of all vetting reports, class surveys etc upon their issuance. The companies referred in clauses 6.2. and 6.3. and the Parties will ensure that the Company and all of its Subsidiaries and affiliates maintain insurance of an appropriate level and quality. Non-performance of the management services shall trigger a material default under the respective management agreement. In such an event any Party may request the other Parties to cooperate in removing the the defaulting managers (namely the companies referred in clauses 6.2. and/or 6.3. as the case may be).

6.7	Each Party will have the right to nominate its representative with the technical manager of the ships with full access to all aspects of management information on operations, special surveys, dry dockings, crewing, insurance, repairs and maintenance, etc., but without interfering with the operations of the technical manager.

6.8	The Company may enter into agreements with the Company’s Subsidiaries or affiliates, the Parties or their Affiliates, or any of their respective directors or officers only if (a) the commercial terms of such agreements are on an “arms length” basis (b) such terms are disclosed in advance to all three Parties and (c) all three Parties affirmatively approve such an agreement.

7	Dividend Policy

7.1	Subject to clause 7.2, it shall be the policy of the Company and the Subsidiaries to pay regular dividends, provided that the amount and timing of any dividends shall be determined by the board of directors of the Company.

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7.2	Notwithstanding clause 7.1, each payment of a dividend by the Company or a Subsidiary shall be subject to the following limitations:

(a)	the terms and conditions contained in any Financing Agreement entered into by and between the Company and/or a Subsidiary and its lenders (if applicable); and

(b)	prudent and conservative business principles.

7.3	Each of the Parties agree that a dividend shall be paid by BN Odyssey and BN Orion to STST and BFB in an amount equal to the total net income earned by each of BN Odyssey and BN Orion during the year ending December 31, 2012 based on the audited financial statements of BN Odyssey and BN Orion (the "Transition Dividend"). The Transition Dividend shall be paid from cash flow generated by the companies in 2013. Each of STST and BFB shall receive fifty percent (50%) of the Transition Dividend at the same time. The Parties shall take all necessary corporate action to declare and pay the Transition Dividend. As of the date hereof, based on the unaudited management accounts of BN Odyssey and BN Orion as of 31 December 2012, the Transition Dividends for BN Odyssey and BN Orion are expected to be $1,154,601 and $1,046,106 (or $2,200,707 in aggregate).

8	Information, Accounts, and Audit

8.1	The accounting reference date of the Company and each Subsidiary shall be December 31 of each year.

8.2	The audited accounts of the Company and each Subsidiary shall be prepared in accordance with U.S. GAAP.

8.3	Each Party will have access to all information of the Company (and any subsidiary thereof) and may conduct the following, without limitation: (a) review of detailed draft annual budgets and projections, submitted at least one month before the beginning of each financial year; (b) review of detailed unaudited financial statements and full detailed management information submitted on a quarterly basis; (c) review of detailed annual audited financial statements, prepared by a reputable accounting firm according to IFRS or GAAP within 120 days from the end of each financial year; (d) review of such other information that such Party requests to review; and (e) discuss the performance and operations of the Company and its subsidiaries with the management of NBC, the administrative manager and the technical manager on a quarterly basis.

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9	Non-Assignability

9.1	Each Party hereby undertakes with the other Parties that during the continuance of this Agreement it shall not without the prior written consent of the other Parties mortgage, charge or otherwise encumber the whole or any part of its shares or Shareholder Loans in the Company or assign or otherwise purport to deal with the beneficial interest therein or any right relating thereto separate from the legal ownership of such shares, except in accordance with the terms and conditions of any Financing Agreement entered into between the Company and/or a Subsidiary and its third party lenders (if applicable).

9.2	No Party may without the prior written consent of the other Parties assign any of its rights or obligations under this Agreement which is personal to the Parties.

10	Not a Partnership and No Restrictions

10.1	Nothing in this Agreement shall create a partnership or establish a relationship of principal and agent or any other relationship of a similar nature between or among the Parties.

(a)	The entering into of this Agreement does not imply any restrictions on the other business activities of any of the Parties except as explicitly provided herein. Each of BFB and ASO 2020 agrees that the Company shall have a right of first refusal over BFB and ASO 2020 and their respective Affiliates (but, for the avoidance of doubt, excluding Glencore and its Affiliates) on the acquisition or long term period charter of more than twelve months of 1A and 1B ice-strengthened panamax dry-bulk vessels provided both Glencore and ASO2020 agree to exercise such right of first refusal. Furthermore, NBC and BFB agree that, to the extent NBC charters 1A or 1B ice-strengthened dry-bulk vessels exceeding 45.000 DWT, that NBC shall operate on an “open-book” basis to permit confirmation that such chartered vessels are not receiving preferential treatment. For instance, each of the Parties shall (alone or together with any other of the Parties or any third party) be free to purchase and operate vessels (excluding the acquisition and long term period charter of 1A and 1B ice-strengthened panamax dry-bulk vessels as described above) which may compete with the Vessel/s. Similarly, each of the Parties is free to undertake on behalf of itself or third parties the technical or commercial management of such vessels (subject to the open-book provisions described above).

11	Duration

11.1	This Agreement shall come into force immediately upon its execution.

11.2	This Agreement shall thereafter continue until terminated in accordance with the provisions of clause 12 or until it is expressly superseded by any amended shareholders agreement in respect of the Company.

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12	Sale of Shares, Change of Control and Termination

12.1	Unless otherwise agreed in writing by all of the Parties, the Parties shall not sell, place encumbrances over, transfer or otherwise dispose of, grant any options over, issue any debt which is convertible into equity in or list on any stock exchange, any right, title or interest in the ordinary shares or Shareholder Loans of the Company except in accordance with the provisions of this clause 12.

12.2	Unless otherwise agreed in writing by all of the Parties, if a Change of Control occurs in relation to any Party to this Agreement, such Party (the "Defaulting Party") shall be deemed to be in substantial breach of its obligations hereunder, and, pursuant to clause 12.7, the non-defaulting Parties shall be entitled to serve a Notice to Offer on the Defaulting Party requiring such Defaulting Party to offer all of its shares and Shareholder Loans in the Company to the non-defaulting Parties due to a substantial breach of such Defaulting Party’s obligations hereunder (which breach remains unremedied for a period of 15 (fifteen) days from the date of any notice in writing requiring such breach to be remedied).

12.3	Unless otherwise agreed, each of the Parties can only sell all of their shares and Shareholder Loans in the Company in a single transaction. Each Party may only sell all of its shares in the Company if in one and the same transaction it also sells, transfers or otherwise assigns its Shareholder Loans in the Company. The sale shall be effected as set forth in this clause 12.

12.4	In the event that one of the Parties wishes to sell all of its shares and Shareholder Loans in the Company, it shall be obliged to offer in writing such shares and Shareholder Loans (the "Sale Shares and Loans") to the other Parties (the "Offeree/s") at a price equal to the Net Asset Value of the Sale Shares and Loans (the "Sale Price").

The offer shall:

(a)	be irrevocable and open for acceptance by the Offerees, pro rata to their shareholding percentages in the Company inter se as at the date ("Receipt Date") of receipt of the offer by the last receiving Offeree, for a period beginning on the Receipt Date and ending five (5) Business Days after the earlier of (a) the date that the Parties reach an agreement on the price of the Sale Shares and Loans pursuant to this clause 12.4 or (b) the date of issuance of the auditors' opinion referred to in this clause 12.4 ("Offer Period");

(b)	be subject to the condition that the Offeree/s (whether individually or jointly) must accept all (and not part only) of the Sale Shares and Loans; and

(c)	be subject to the condition that the sale of the Sale Shares and Loans by the offering shareholder to the Offeree/s will not trigger an event of default under a Financing Agreement,

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At the option of the offering shareholder, the offer may be subject to the suspensive condition that the offering shareholder and its direct or indirect parent companies are released with immediate effect from any guarantees and indemnities that the offering shareholder and its direct or indirect parent companies have provided to any third parties in respect of the obligations of the Company and its Subsidiaries to third parties (the “Optional Suspensive Condition”).

If an Offeree ("Surplus Offeree/s") accepts all of the Sale Shares and Loans offered to it (in other words, such Offeree accepts its entire pro rata share of the Sale Shares and Loans based on its shareholding percentage as at the Receipt Date) and in such acceptance also accepts ("Additional Acceptance") those Sale Shares and Loans ("Surplus Sale Shares and Loans") which were offered to another Offeree to the extent not accepted by such other Offeree, then such Surplus Sale Shares and Loans shall be deemed to have been offered to the Surplus Offeree/s pro rata to their respective shareholding percentages in the Company inter se as at the offer date and shall to the extent of their Additional Acceptances be deemed to have been accepted by the Surplus Offeree/s.

(a)	The term "Net Asset Value" shall be (a) such price as may be mutually agreed between the Parties, or (b) failing agreement between the Parties, such price as the auditors of the Company acting as experts (and not as arbitrators) shall certify to be in their opinion the net asset value of the Sale Shares and Loans based on the then outstanding assets and liabilities (excluding Shareholder Loans) of the Company and its Subsidiaries on a consolidated basis, calculated as soon as practically possible and based on US GAAP accounting principles and practices, provided that (i) the auditors shall be required to base their opinion on the average of 3 (three) independent shipbrokers' valuations of the Vessels owned by the Company and its Subsidiaries at the time of valuation, such valuation to be done without physical inspection of the Vessels on the basis of willing seller/willing buyer and including the value of any charterparty entered into by the Company and/or its Subsidiaries relating to the Vessels (such as the Head Charterparties, including the relevant Profit Share Addenda), except if, pursuant to clause 12.7, the non-defaulting Parties have served a Notice to Offer on the Defaulting Party requiring such Defaulting Party to offer all of its shares and Shareholder Loans in the Company to the non-defaulting Parties due to a substantial breach of such Defaulting Party’s or such Defaulting Party’s Affiliates’ obligations hereunder (which breach remains unremedied for a period of 15 (fifteen) days from the date of any notice in writing requiring such breach to be remedied), then, at the sole option of the non-defaulting Parties, the value of any charterparty entered into by the Company and/or its Subsidiaries relating to the Vessels (such as the Head Charterparties, including the relevant Profit Share Addenda) may be excluded from the valuation, and (ii) all costs incurred in connection with the obtaining of the auditors' opinion and the shipbrokers' valuations shall be borne by the offering shareholder.

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12.5	If (a) the Offeree/s accept the entire offer in respect of the Sale Shares and Loans (whether individually or jointly) prior to the end of the Offer Period and (b) the offer is not subject to the Optional Suspensive Condition, the Sale Price shall be paid for in cash by such Offeree/s to the offering shareholder (against receipt of the un-encumbered Sale Shares and Loans) within 60 (sixty) days of the expiry of the Offer Period, and such Offeree/s shall, subject to compliance to the terms of any Financing Agreement in effect at the relevant time, (i) use commercially reasonable efforts to (a) ensure that the offering shareholder and its direct or indirect parent companies are released with immediate effect from any guarantees and indemnities that the offering shareholder and its direct or indirect parent companies have provided to any third parties in respect of the obligations of the Company and its Subsidiaries to third parties, and (b) obtain all necessary consents in respect of same, and (ii) ensure that if STST is the offering shareholder, the BN Odyssey Head Charterparty (including the relevant Profit Share Addendum) and the BN Orion Head Charterparty (including the relevant Profit Share Addendum) are terminated with immediate effect, and that BN Odyssey and BN Orion are substituted as "Owners" under the BN Odyssey NBC Sub-Charterparty (including the relevant Profit Share Addendum) and the BN Orion NBC Sub-Charterparty (including the relevant Profit Share Addendum), respectively, and (iii) ensure that if BFB is the offering shareholder, the Company Management Agreement shall be terminated with immediate effect, but the Head Charterparties and the NBC Sub-Charterparties (including the relevant Profit Sharing Addenda) shall continue in accordance with the respective terms and conditions thereof. The offering shareholder shall, upon the request of the other Parties and without further consideration, perform all actions in a reasonable and timely manner which are required to effect the contract terminations in accordance with sub-clauses (i), (ii) and (iii) above. If the Offeree/s are unable to procure that the offering shareholder and its direct or indirect parent companies are released with immediate effect from any guarantees and indemnities that the offering shareholder and its direct or indirect parent companies have provided to any third parties in respect of the obligations of the Company and its Subsidiaries to third parties, then the remaining Shareholders and their respective direct or indirect parent companies (as outlined in clause 3.31 for the Parties as of the date hereof) shall unconditionally and irrevocably indemnify the offering Shareholder for any amounts it or its direct or indirect parent companies pay in relation to any guarantees or indemnities that the offering shareholder or its direct or indirect parent companies have provided to any third parties in respect of the obligations of the Company and its Subsidiaries.

12.6	If (a) the Offeree/s accept the entire offer in respect of the Sale Shares and Loans (whether individually or jointly) prior to the end of the Offer Period (b) the offer is subject to the Optional Suspensive Condition and (c) the Offeree/s have procured that the offering shareholder and its direct or indirect parent companies are released with immediate effect from any guarantees and indemnities that the offering shareholder and its direct or indirect parent companies have provided to any third parties in respect of the obligations of the Company and its Subsidiaries to third parties, the Sale Price shall be paid for in cash by such Offeree/s to the offering shareholder (against receipt of the un-encumbered Sale Shares and Loans) within 60 (sixty) days of the expiry of the Offer Period, and and such Offeree/s shall (i) ensure that if STST is the offering shareholder, the BN Odyssey Head Charterparty (including the relevant Profit Share Addendum) and the BN Orion Head Charterparty (including the relevant Profit Share Addendum) are terminated with immediate effect, and that BN Odyssey and BN Orion are substituted as "Owners" under the BN Odyssey NBC Sub-Charterparty (including the relevant Profit Share Addendum) and the BN Orion NBC Sub-Charterparty (including the relevant Profit Share Addendum), respectively, and (ii) ensure that if BFB is the offering shareholder, the Company Management Agreement shall be terminated with immediate effect, but the Head Charterparties and the NBC Sub-Charterparties (including the relevant Profit Sharing Addenda) shall continue in accordance with the respective terms and conditions thereof. The offering shareholder shall, upon the request of the other Parties and without further consideration, perform all actions in a reasonable and timely manner which are required to effect the contract terminations in accordance with sub-clauses (i) and (ii).

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12.7	In the event that a Party or such Party’s Affiliates shall be in substantial breach of its obligations hereunder, including, for the avoidance of doubt, the occurrence of a Change of Control in relation to a Party or the breach of any obligations of a Party or such Party’s Affiliates in respect of the Head Charterparties and NBC Sub-Charterparties (which breach remains unremedied for a period of 15 (fifteen) days from the date of any notice in writing requiring such breach to be remedied), any non-defaulting Party shall be entitled to serve a notice in writing on the Party who has defaulted or whose affiliate has defaulted (the "Defaulting Party") requiring such Defaulting Party to offer its shares and Shareholder Loans in the Company to the non-defaulting Parties at a price equivalent to eighty percent (80%) of their Net Asset Value (as defined in clause 11.4) but otherwise on the terms and conditions set out in clause 11 (the "Notice to Offer"). If the Defaulting Party fails for any reason whatsoever to offer its shares and Shareholder Loans in the Company in the manner described above, the Defaulting Party shall be deemed to have given such offer to the non-defaulting Parties on the expiration of 15 (fifteen) days from the receipt of the written Notice to Offer from the non-defaulting Parties referred to above.

13	Deadlock

13.1	In this Agreement, "Deadlock" means a situation in which:

(a)	any matter has been proposed by one Party to the other Parties which constitutes a Reserved Policy Matter, and at the expiry of 15 days after such Reserved Policy Matter is proposed, it has not been approved in accordance herewith or withdrawn; and

(b)	one Party has given notice to the other Parties within 20 days following the end of the period referred to in subparagraph (a) above informing the other Parties that it wishes to implement the Deadlock procedure and specifying the matter giving rise to the Deadlock situation (a "Deadlock Notice").

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13.2	Following delivery of a Deadlock Notice:

(a)	the Parties shall, within 10 Business Days following the delivery of the Deadlock Notice, meet to discuss the Deadlock in good faith in an effort to reach agreement on the matter giving rise to the Deadlock within a further 10 Business Days (the "Negotiation Period");

(b)	if no agreement is reached during the Negotiation Period, then at any time during the 180 (one hundred and eighty) day period after the expiry of the Negotiation Period, any Party (the "Server") shall be entitled, but shall not be obliged, to deliver a written offer (the "Deadlock Offer") on each other Party (the "Recipient/s") setting out a price at which the Server is willing either to sell all, but not part, of the Company’s shares and Shareholder Loans held by the Server, or to buy all, but not part, of the Company’s shares and Shareholder Loans held by each of the Recipients (the "Deadlock Price"), accompanied by (a) a banker’s guarantee, standby letter of credit or other form of proof of available funds for such offer and (b) reasonable written proof that the Server can procure the release of any guarantees and indemnities that each Recipient and its direct or indirect parent companies have provided to any third parties in respect of the obligations of the Company and its Subsidiaries to third parties, to the extent that the Recipient chooses to sell its shares and Shareholder Loans to the Server. So long as that Deadlock Offer is not revoked, any Deadlock Offer subsequently served by the Recipient on the Server shall be deemed null and void. At any time within 15 (fifteen) days of the service of the Deadlock Offer (the "Deadlock Offer Period"), each Recipient must by written notice either:

(i)	sell all, and not part only, of the Company’s shares and Shareholder Loans held by the Recipient at the Deadlock Price, and on such reasonable terms and conditions as determined by the Recipient and set out in the Recipient’s notice letter (the "Recipient Acceptance"), including that the Server shall procure the release of any guarantees and indemnities that the Recipient and its direct or indirect parent companies have provided to any third parties in respect of the obligations of the Company and its Subsidiaries to third parties; or

(ii)	purchase all, and not part only, of the Company’s shares and Shareholder Loans held by the Server at the Deadlock Price, and on such terms and conditions as set out in the Recipient’s notice letter which shall be accompanied by (a) a banker’s guarantee, standby letter of credit or other form of proof of available funds for such offer and (b) reasonable written proof that the Recipient can procure the release of any guarantees and indemnities that the Server and its direct or indirect parent companies have provided to any third parties in respect of the obligations of the Company and its Subsidiaries to third parties, each reasonably acceptable to the Server (the "Recipient Purchase Right"); provided, however, if multiple Recipients give notice to purchase, then each Recipient shall be entitled to purchase, on the same basis as set forth above, such percentage of the Server's shares and Shareholder Loans which is equal to (x) each Recipient’s then shareholding percentage, divided by (y) the aggregate shareholding percentage of the Recipients.

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(c)	in the case of a Recipient Acceptance, the Server shall, within 15 (fifteen) days after such notice from the Recipient served on the Server, (i) purchase the Company’s shares and Shareholder Loans held by the Recipient and shall pay the Recipient an amount equal to the Deadlock Price (for the avoidance of doubt, the transfer of the shares and Shareholder Loans will not close until all of the relevant contract terminations in sub-clauses (ii), (iii) and (iv) below have been completed in full), (ii) (a) ensure that the Recipient and its direct or indirect parent companies are released from any guarantees and indemnities that the Recipient and its direct or indirect parent companies have provided to third parties in respect of the obligations of the Company and its Subsidiaries, and (b) obtain all necessary consents in respect of same, and (iii) ensure that, if STST is the selling shareholder, the BN Odyssey Head Charterparty (including the relevant Profit Share Addendum) and the BN Orion Head Charterparty (including the relevant Profit Share Addendum) are terminated with immediate effect, and that BN Odyssey and BN Orion are substituted as "Owners" under the BN Odyssey NBC Sub-Charterparty (including the relevant Profit Share Addendum) and the BN Orion NBC Sub-Charterparty (including the relevant Profit Share Addendum), respectively, and (iv) ensure that, if BFB is the selling shareholder, the Company Management Agreement shall be terminated with immediate effect, but the Head Charterparties and the NBC Sub-Charterparties (including the relevant Profit Sharing Addenda) shall continue in accordance with the respective terms and conditions thereof. The Recipient shall, upon the request of the Server and without further consideration, perform all actions in a reasonable and timely manner which are required to effect the contract terminations in accordance with sub-clauses (ii), (iii) and (iv) above; and

(d)	in the case of a Recipient Purchase Right, the Recipient shall, within 15 (fifteen) days after such notice from the Recipient served on the Server, (i) purchase the Company’s shares held by the Server and shall pay the Server an amount equal to the Deadlock Price (for the avoidance of doubt, the transfer of the shares and Shareholder Loans will not close until all of the relevant contract terminations in sub-clauses (ii), (iii) and (iv) below have been completed in full), (ii) (a) ensure that the Server and its direct or indirect parent companies are released from any guarantees and indemnities that the Server and its direct or indirect parent companies have provided to financial institutions in respect of the Company’s third party debt obligations, and (b) obtain all necessary consents in respect of same, and (iii) ensure that if STST is the selling shareholder, the BN Odyssey Head Charterparty (including the relevant Profit Share Addendum) and the BN Orion Head Charterparty (including the relevant Profit Share Addendum) are terminated with immediate effect, and that BN Odyssey and BN Orion are substituted as "Owners" under the BN Odyssey NBC Sub-Charterparty (including the relevant Profit Share Addendum) and the BN Orion NBC Sub-Charterparty (including the relevant Profit Share Addendum), respectively, and (iv) ensure that, if BFB is the selling shareholder, the Company Management Agreement shall be terminated with immediate effect, but the Head Charterparties and the NBC Sub-Charterparties (including the relevant Profit Sharing Addenda) shall continue in accordance with the respective terms and conditions thereof. The Server shall, upon the request of the Recipient and without further consideration, perform all actions in a reasonable and timely manner which are required to effect the contract terminations in accordance with sub-clauses (ii), (iii) and (iv) above.

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14	Agreement to Override the Articles

14.1	In so far as any provision of this Agreement shall conflict or be inconsistent with any of the provisions of the by-laws of the Company or a Subsidiary, the provisions of this Agreement shall prevail over such by-laws, and the Parties shall (on the request of any of them) procure that such by-laws are amended to accord with the provisions of this Agreement.

15	Notices

15.1	Any notice or other document to be given under this Agreement shall be in writing and shall be deemed duly given if sent by email followed by recorded delivery post to the respective addresses shown below. Any such notice shall be deemed to be served at the time when the same is delivered to the office of the party to be served or on the third business day following the day of posting.

15.2	The contact details of BFB are as follows:

Bulk Fleet Bermuda Holding Company Limited

Third Floor, Par La Ville Place

14 Par La Ville Road

Hamilton, HM08

Bermuda

Attention: Company Secretary

Telephone: +1(0) 441-295-8313

Fax: +1(0) 441-292-1373

Email: sdurrant@consolidated.bm

The contact details of STST are as follows:

ST Shipping and Transport Pte. Ltd

Millenia Tower #34-01

1 Temasek Avenue

Singapore 39192

Attention: Coal Freight Department

Telephone: +65 6415 7700

Fax: +65 6235 7219

Email: tommy.lund@stshipping.com, baar.coalnotices@glencore.com

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with a copy to:

Glencore International AG

Baarermattstrasse 3

CH-6341 Baar

Switzerland

Attention: Coal Department

Telephone: +41 41 709 2000

Fax: +41 41 709 3000

Email: baar.coalnotices@glencore.com; richard.marshall@glencore.com;
matthew.weber@glencore.com

The contact details of ASO 2020 are as follows:

ASO 2020 Maritime S.A.

c/o Olympic Shipping and Management S.A.

8, Zephyrou St. P. Phaleron

GR 175 64 Athens Greece

Attention: John P. Ioannidis

Facsimile: +30 210 9498 364

e-mail: john.ioannidis@olyship.com

With a copy to:

ASO Holdings S.A.

Städtle 27

Vaduz, FL 9490 Lichtenstein

Attention: Anthony S. Papadmitriou

Facsimile: +00423 23 50 220

Email: asp@onassis.gr

16	Announcements and Circulars

16.1	The Parties agree to keep the subject matter of this Agreement strictly private and confidential and, accordingly, no press or other announcement shall be made in connection with the subject matter of this Agreement by any Party without the prior written approval of the other Parties. For the avoidance of doubt, NBC shall be entitled to market the Vessels as within their fleet but without mentioning the Parties.

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17	Loss of Vessel

17.1	If a Vessel owned by the Company or a Subsidiary becomes an actual or contructive total loss, then the insurance proceeds in respect of that total loss paid to the Company or a Subsidiary shall be applied in or towards repayment of any outstanding indebtedness to the lender (if a financing or loan is in place) attributable to the Vessel that is the subject of the total loss.

17.2	Any debts remaining in the Company or a Subsidiary after attributing the insurance proceeds as per clause 17.1 hereof shall be repaid by the Parties in proportion to their then outstanding shareholding percentages in the Company.

17.3	Any surplus remaining following the application of the insurance proceeds as contemplated in clause 17.1 shall be distributed to the Parties in proportion to their shareholding in case of termination of the Company in accordance with clause 12, or reinvested in the Company in such manner as the Parties may agree.

18	Consequential Loss

No Party shall, in any circumstances be liable to the other Party for any special, indirect or consequential loss, including any loss of profit, loss of revenue, loss of use or loss of contract arising out of a breach of any of the terms of this Agreement, including without limitation any breach of any representation or warranty contained in this Agreement.

19	Entire Agreement and Amendments

This Agreement, together with the Subscription Agreement, sets forth the entire agreement and understanding among the Parties in relation to the Company, and no Party has relied on any warranty or representation of the other Party except as expressly stated or referred to in this Agreement or the Subscription Agreement. This Agreement (and for the avoidance of doubt, this Clause 19 as well) may only be modified, amended or changed in any respect with the agreement of all Parties, in writing and duly signed.

20	Disputes

Without prejudice to clause 21, the Parties agree that they will endeavour to settle any disputes between them during open and friendly negotiations, taking into account the business interests of all Parties.

21	Governing Law and Dispute Resolution

21.1	This Agreement and all contractual and/or non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

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21.2	The Parties irrevocably agree that the High Court of London located in London is to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it. The Parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

21.3	Each of the Parties hereby irrevocably and unconditionally appoints the person indicated in clause 21.4 to act as its agent to accept service of process in England in relation to all matters arising out of this Agreement. Without limitation, upon any other available means of service of process of any kind, any writ, judgement or other notice of legal process shall be sufficiently served on a Party hereto if delivered to such agent. If the appointment of an agent appointed by a Party for the purpose of this clause 20.3 shall cease for any reason, the relevant Party shall promptly appoint another such agent and notify the other Party of such appointment providing that any agent appointed hereunder shall be a company incorporated in England or a law firm authorised to practise in England.

21.4	For the purposes of Clause 21.3:

(a) BFB appoints:	MFB Solicitors
Fishmongers' Chambers
1 Fishmongers' Hall Wharf
London EC4R 3AE
Attn: Mr. Andrew Wright
Tel: +44 (0) 207 330 8000
Fax: +44 (0) 207 256 6778

(b) STST appoints:	Glencore UK Ltd
50 Berkeley Street
London W1J 8HD
England

Attn: Legal Department
Tel: +41 41 709 2000
Fax: +41 41 709 3000

(c) ASO 2020 appoints:	Olympic Agencies (UK) Ltd
Nash House,
Saint George str
London W1S 2FQ
England

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Attn:

Tel: +44 207 8626800
Fax: +44 207 8626801

22	Counterparts

This Agreement may be signed in counterparts, and all such counterparts taken together shall constitute one integrated Agreement.

(remainder of page intentionally left blank)

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IN WITNESS WHEREOF this Agreement has been executed and delivered by a duly authorized representative of each of the Parties on the day and year first above written.

SHAREHOLDERS OF THE COMPANY

ST SHIPPING AND TRANSPORT PTE. LTD.

Signed by

____________________

for and on behalf of

ST Shipping and Transport Pte. Ltd.

BULK FLEET BERMUDA HOLDING COMPANY LIMITED

Signed by

_____________________, director

for and on behalf of

Bulk Fleet Bermuda Holding Company Limited

ASO 2020 MARITIME, S.A.

Signed by

_____________________, director

for and on behalf of

ASO 2020 Maritime, S.A.

Signed by

_____________________, director

for and on behalf of

ASO 2020 Maritime, S.A.

41

ACKNOWLEDGED AND AGREED (FOR THE PURPOSES OF THE CLAUSES MENTIONED BELOW) AS

OF THIS 10th DAY OF JANUARY, 2013:

BULK PARTNERS (BERMUDA) LIMITED (for the purposes of Recital K and Clauses 1.1, 3.3, 3.7, 3.10, 3.13, 3.16, 3.19, 3.26, 3.31, 12.7 and 16.1)

Signed by

___________________, director

for and on behalf of

Bulk Partners (Bermuda) Limited

NORDIC BULK CARRIERS A/S (for the purposes of Clauses 1.1, 3, 6.4, 8.3, 10.1, , 12.5, 12.6, 12.7, 13.2 and 16.1)

Signed by

_________________, director

for and on behalf of

Nordic Bulk Carriers A/S

42

ASO HOLDINGS S.A. (for the purposes of Clauses 1.1, 3.26, 3.31, , 12.5, 12.7, and 16.1)

Signed by

_________________, director

for and on behalf of

ASO Holdings S.A.

Signed by

_________________, director

for and on behalf of

ASO Holdings S.A.

43

COOPER INVESTMENT FUND LLC (for the purposes of Clauses 1.1, 3.26, 3.31, , 12.5, 12.7 and 16.1)

By:	CIP Manager, LLC
Its Managing Member

By:
Name: Matthew P. Boyer
Title: Managing Director

By:
Name Adam J. Murphy
Title: Managing Director

for and on behalf of

Cooper Investment Fund LLC

MARITIME ACQUISITION INVESTMENT LLC (for the purposes of Clauses 1.1, 3.26, 3.31, , 12.5, 12.7 and 16.1)

By:	COOPER INVESTMENT FUND LLC
its Managing Member

By:	CIP Manager, LLC
its Managing Member

By:
Name: Matthew P. Boyer
Title: Managing Director

By:
Name Adam J. Murphy
Title: Managing Director

for and on behalf of

Maritime Acquisition Investment LLC

44

PANGAEA TWO LP (for the purposes of Clauses 1.1, 3.26, 3.31, , 12.5 12.7 and 16.1)

Pangaea Two, LP

by: Pangaea Two GP, LP, its General Partner

by: Pangaea Two Admin GP, LLC, its General Partner

by: ___________________

Name:

Title:

For and on behalf of

Pangaea Two LP

PANGAEA TWO ACQUISITION HOLDINGS II, LIMITED (for the purposes of Clauses 1.1, 3.26, 3.31, , 12.5, 12.7 and 16.1)

Signed by

_________________, director

for and on behalf of

Pangaea Two Acquisition Holdings II, Limited

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GLENCORE INTERNATIONAL AG (for the purposes of Clauses 1.1, 3.2, 3.6, 3.26, 3.31, , 12.5 12.7 and 16.1)

Signed by

___________________

for and on behalf of

Glencore International AG

____________________

for and on behalf of

Glencore International AG

GLENCORE INTERNATIONAL PLC (for the purposes of Recital K and Clauses 1.1, 3.26, 3.31, , 12.5, 12.7 and 16.1)

Signed by

___________________

for and on behalf of

Glencore International plc

____________________

for and on behalf of

Glencore International plc

46